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                                                                       Exhibit 5



                               October 16, 2001


McDonald's Corporation
One McDonald's Plaza
Oak Brook, Illinois 60523-1900

Ladies and Gentlemen:

A Registration Statement on Form S-8 is being filed on or about the date of this letter with the Securities and Exchange Commission covering the registration of shares of common stock, $.01 par value per share (the "Securities"), of McDonald's Corporation (the "Company") to be offered in connection with the Company's 2001 Omnibus Stock Ownership Plan, 1992 Stock Ownership Incentive Plan and 1975 Stock Ownership Option Plan (the "Plans").

In my capacity as Senior Vice President, General Counsel and Secretary, I have examined and am familiar with the corporate records of the Company, including its Certificate of Incorporation, as amended, its By-Laws, and minutes of all directors' and stockholders' meetings, and other documents (including the Plans and any amendments thereto), which I have deemed relevant or necessary as the basis for my opinion as hereinafter set forth.

Based on the foregoing, it is my opinion that:

1. The Company is duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2. The Securities have been duly authorized and, when issued and sold pursuant to the Plans, will be legally issued, fully paid and non-assessable.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement referred to above and to the reference to me in such Registration Statement.

                            Very truly yours,



                            Gloria Santona